                                                                  EXECUTION COPY




                            ------------------------


                            STOCK PURCHASE AGREEMENT

                                     AMONG

                         GENERAL DYNAMICS CORPORATION,

                          NASSCO HOLDINGS INCORPORATED

                                      AND

                                THE STOCKHOLDERS

                                       OF

                          NASSCO HOLDINGS INCORPORATED

                            -----------------------

                                OCTOBER 8, 1998

                               TABLE OF CONTENTS



Section 1.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

Section 2.  Purchase and Sale of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6

       2.1      Purchase and Sale of Outstanding Shares   . . . . . . . . . . . . . . . . . . . . . . . . . .6
       2.2      Purchase and Sale of Shares Issuable Pursuant to Stock Options  . . . . . . . . . . . . . . .6
       2.3      Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6

Section 3.  Closings; Delivery of Certificates; Payment . . . . . . . . . . . . . . . . . . . . . . . . . . .6

       3.1      The Closings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
       3.2      Closing Dates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
       3.3      Transactions at the First Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
       3.4      Transactions at the Second Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
       3.5      Delivery of Tax Affidavits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

Section 4.  Representations and Warranties of the Company . . . . . . . . . . . . . . . . . . . . . . . . . .8

       4.1      Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
       4.2      Authorization of Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
       4.3      Noncontravention; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
       4.4      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
       4.5      Financial Statements and Reserves   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
       4.6      No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
       4.7      Absence of Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       4.8      Litigation and Legal Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       4.9      Contract Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       4.10     Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
       4.11     Employee Benefit Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
       4.12     Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       4.13     Title and Sufficiency of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       4.14     Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       4.15     Intellectual Property Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
       4.16     Labor Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
       4.17     Brokers' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

Section 5.  Representations and Warranties of the Sellers . . . . . . . . . . . . . . . . . . . . . . . . . 23

       5.1      Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
       5.2      Authorization of Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24





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
       5.3      Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
       5.4      Brokers' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24

Section 6.  Representations and Warranties of General Dynamics  . . . . . . . . . . . . . . . . . . . . . . .24

       6.1      Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
       6.2      Authorization of Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
       6.3      Noncontravention; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24

Section 7.  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25

       7.1      General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
       7.2      Notices and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
       7.3      Carry on in Regular Course  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
       7.4      Preservation of Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
       7.5      Full Access   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
       7.6      Notice of Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
       7.7      Exclusivity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
       7.8      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
       7.9      Actions Regarding Antitakeover Statutes   . . . . . . . . . . . . . . . . . . . . . . . . . .29
       7.10     Defense of Orders and Injunctions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
       7.11     Certain Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
       7.12     Execution of Option Exercise Agreements by Optionholders  . . . . . . . . . . . . . . . . . .29
       7.13     Payments with Respect to Repurchased Shares   . . . . . . . . . . . . . . . . . . . . . . . .29
       7.14     No Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
       7.15     Indemnification and Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
       7.16     Certain Corporate Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
       7.17     Amendment or Termination of Company Plans   . . . . . . . . . . . . . . . . . . . . . . . . .31

Section 8.  Conditions to the Obligations of the Parties  . . . . . . . . . . . . . . . . . . . . . . . . . .31

       8.1      Conditions to the Obligations of Each Party   . . . . . . . . . . . . . . . . . . . . . . . .31
       8.2      Conditions to the Obligation of the Company and the Sellers   . . . . . . . . . . . . . . . .32
       8.3      Conditions  to the Obligation of General Dynamics   . . . . . . . . . . . . . . . . . . . . .32

Section 9.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33

       9.1      Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
       9.2      Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33

Section 10.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34

       10.1     Survival of Representations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
       10.2     Mutual Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
       10.3     No Right of Offset  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35





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
       10.4     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
       10.5     Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
       10.6     Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
       10.7     Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
       10.8     Extension and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
       10.9     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
       10.10    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
       10.11    Descriptive Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
       10.12    Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
       10.13    No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
       10.14    Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
       10.15    Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
       10.16    Incorporation of Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
       10.17    Attorneys' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
       10.18    Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39




                                     -iii-
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                            STOCK PURCHASE AGREEMENT



                STOCK PURCHASE AGREEMENT dated as of October 8, 1998 between and among General Dynamics Corporation, a Delaware corporation ("General Dynamics"), NASSCO Holdings Incorporated, a Delaware corporation (the "Company"), Wells Fargo Bank, N.A. (the "Trustee"), as Trustee of the NASSCO Holdings Incorporated Employee Stock Ownership Plan (the "ESOP"), and Richard
H. Vortmann, Donald A. Spanninga, Fred N. and Alicia H. Hallett, as Trustees under the Trust Agreement dated as of June 15, 1979, and Alfred W., Jr. and Ruth H. Lutter, as Trustees under the Trust Agreement dated as of January 19, 1988 (collectively, the "Management Stockholders"). The ESOP and the Management Stockholders are referred to in this Agreement collectively as the "Sellers."

                The Company, through its wholly-owned subsidiaries International Manufacturing Technologies, Inc., a California corporation ("IMT"), National Steel and Shipbuilding Company, a Nevada corporation ("NASSCO"), NASSCO Funding Corporation, a California corporation ("NFC"), and Tecnologias Internacionales de Manufactura, S.A de C.V, a Mexican corporation ("TIMSA"), designs, constructs and repairs ships for the United States military and various commercial customers.

                The ESOP and the Management Stockholders together own all of the issued and outstanding shares of the Common Stock, par value $.01 per share ("Common Stock"), of the Company. This Agreement contemplates a transaction pursuant to which General Dynamics will purchase for cash all of the issued and outstanding shares of Common Stock and all of the shares of Common Stock issuable upon the exercise of outstanding stock options held by certain current and former employees of the Company and its subsidiaries.

                NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                Section 1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

                "Acquisition Proposal" has the meaning set forth in Section
7.7.

                "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

                "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar provision of state, local or foreign Law.

                "Agreement" means this Stock Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.

                "Closings" has the meaning set forth in Section 3.1.

                "Code" means the Internal Revenue Code of 1986, as amended.

                "Common Stock" has the meaning set forth in the Preamble to this Agreement.

                "Company" has the meaning set forth in the Preamble to this Agreement.

                "Company Plans" has the meaning set forth in Section 4.11(a).

                "Company Subsidiaries" means, collectively, IMT, NASSCO, NFC and TIMSA.

                "Confidentiality Agreement" means the Confidentiality Agreement between the Company and General Dynamics dated August 13, 1998.

                "Contract" means any oral or written contract, agreement, commitment, lease, license, instrument, guaranty, bid or proposal to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is otherwise bound.

                "Employee Benefit Plan" means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used.

                "Employee Pension Benefit Plan" has the meaning set forth in
Section 3(2) of ERISA.

                "Employee Welfare Benefit Plan" has the meaning set forth in
Section 3(1) of ERISA.

                "Environmental Law" means any Law with respect to the protection of the environment or the promotion of worker health and safety, including any Law relating to Hazardous Materials, drinking water, surface water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, noises, odors, air emissions, waste emissions or wells. Without limiting the generality of the foregoing, the term will encompass each of the following statutes and the regulations promulgated thereunder, and any similar applicable state, local or foreign Law, each as amended (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, (b) the Solid Waste Disposal Act, (c) the Hazardous Materials Transportation Act, (d) the Toxic Substances Control Act, (e) the Clean Water Act, (f) the Clean Air Act, (g) the Safe Drinking Water Act, (h) the National Environmental Policy Act of 1969, (i) the Superfund Amendments and Reauthorization Act of 1986, (j) Title III of the Superfund Amendments and Reauthorization Act, (k) the Federal Insecticide, Fungicide and Rodenticide Act, (l) the provisions of the Occupational Safety and Health Act of 1970 relating to the handling of and exposure to Hazardous Materials and similar substances and (m) the Resource Conservation and Recovery Act.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                "ESOP" has the meaning set forth in the Preamble to this Agreement.

                "Financial Statements" has the meaning set forth in Section 4.5(c).

                "First Closing" has the meaning set forth in Section 3.1.

                "First Closing Date" has the meaning set forth in Section 3.2.

                "GAAP" means United States generally accepted accounting principles, as in effect as of the date of this Agreement.

                "General Dynamics" has the meaning set forth in the Preamble to this Agreement.

                "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

                "Government Contract" means a Contract between the Company or any of the Company Subsidiaries and the Department of Defense or any other Governmental Entity, including any facilities contract for the use of government-owned facilities.

                "Government Subcontract" means any Contract that is a subcontract between the Company or any of the Company Subsidiaries and any third party relating to a contract between such third party (or any higher-tier contractor) and the Department of Defense any other Governmental Entity.

                "Hazardous Materials" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous or toxic under any Environmental Law or the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment of which is prohibited under any Environmental Law. Without limiting the generality of the foregoing, the term will include (a) "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, or Title III of the Superfund Amendments and Reauthorization Act and regulations promulgated thereunder, each as amended, (b) "hazardous waste" as defined in the Solid Waste Disposal Act and regulations promulgated thereunder, each as amended, (c) "hazardous materials" as defined in the Hazardous Materials Transportation Act and the regulations promulgated thereunder, each as amended, (d) "chemical substance or mixture" as defined in the Toxic Substances Control Act and regulation promulgated thereunder, each as amended, (e) petroleum and petroleum products and byproducts and (f) asbestos.

                "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                "IMT" has the meaning set forth in the Preamble to this Agreement.

                "Intellectual Property" means, collectively, patents, patent disclosures, trademarks, service marks, trade dress, logos, trade names, copyrights and mask works, and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer databases and related documentation and materials, data, documentation, trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

                "Interim Balance Sheet" has the meaning set forth in Section 4.5(b).

                "Interim Financial Statements" has the meaning set forth in
Section 4.5(b).

                "IRS" means the Internal Revenue Service of the Department of the Treasury.

                "knowledge" as applied to the Company means the actual knowledge, after reasonable investigation, of (a) the Management Stockholders,
(b) the directors of the Company and the Company Subsidiaries and (c) the employees of the Company and the Company Subsidiaries whose names are set forth on Schedule 1.1.

                "Law" means any constitutional provision, statute, law, rule, regulation, Permit, decree, injunction, judgment, order, ruling, determination, finding or writ of any Governmental Entity.

                "Lien" means any mortgage, pledge, security interest, charge, claim or other encumbrance.

                "Management Stockholders" has the meaning set forth in the Preamble to this Agreement.

                "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

                "NASSCO" has the meaning set forth in the Preamble to this Agreement.

                "NFC" has the meaning set forth in the Preamble to this Agreement.

                "Option Exercise Agreement" has the meaning set forth in
Section 2.2.

                "Optionholders" means, collectively, the current and former employees of the Company and the Company Subsidiaries holding outstanding Stock Options.

                "Permit" means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, issued by any Governmental Entity.

                "Permitted Liens" means, collectively, (a) Liens for current Taxes or assessments that are not delinquent, (b) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier or other similar Liens arising and continuing in the ordinary course of business for obligations that are not delinquent, (c) the rights, if any, of vendors having possession of tooling of the Company and the Company Subsidiaries, (d) other similar common law or statutory Liens that do not materially affect the value of the property so subject or the usefulness thereof to the Company and the Company Subsidiaries, (e) Liens securing rental payments under capital lease arrangements, (f) easements, rights of way, restrictions, encumbrances, covenants, conditions, encroachments or any other matters affecting title to the real property owned or leased by the Company and the Company Subsidiaries that do not individually or in the aggregate materially impair the current use or value of any parcel of such real property and (g) liens and encumbrances set forth on Schedule 4.13.

                "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

                "Prohibited Transaction" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

                "Purchase Price" has the meaning set forth in Section 2.3.

                "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing of any Hazardous Materials into the environment.

                "Reportable Event" has the meaning set forth in Section 4043 of ERISA.

                "Restorative Payments" has the meaning set forth in Section
7.13.

                "Second Closing" has the meaning set forth in Section 3.1.

                "Second Closing Date" has the meaning set forth in Section 3.2.

                "Securities Act" means the Securities Act of 1933, as amended.

                "Sellers" has the meaning set forth in the Preamble to this Agreement.

                "Stock Option" means any outstanding right to purchase or otherwise acquire shares of Common Stock.

                "Tax" means any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other tax, fee, assessment or charge, including any interest, penalty or addition thereto, and including any transferee or secondary liability in respect of any tax, whether by operation of Law, contractual agreement or otherwise, and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

                "Tax Return" means, with respect to any Tax, any return, declaration, report, claim for refund or information return or statement, including any consolidated, combined, unitary, fiscal unity or similar return.

                "TIMSA" has the meaning set forth in the Preamble to this Agreement.

                "Trustee" has the meaning set forth in the Preamble to this Agreement.

                "Year-End Financial Statements" has the meaning set forth in
Section 4.5(a).

                Section 2.  Purchase and Sale of Common Stock.

                2.1 Purchase and Sale of Outstanding Shares. On the terms and subject to the conditions set forth in this Agreement, General Dynamics will purchase for cash all of the outstanding shares of Common Stock held by the Sellers as of the date of this Agreement for a purchase price equal to $225.82 per share and each Seller will sell, transfer, assign, convey and deliver to General Dynamics all right, title and interest in and to the shares of Common Stock held by such Seller.

                2.2 Purchase and Sale of Shares Issuable Pursuant to Stock Options. On the terms and subject to the conditions set forth in this Agreement and in the separate Option Exercise and Release Agreements in substantially the form attached as Exhibit A to this Agreement (each, an "Option Exercise Agreement") to be entered into by the Company, General Dynamics and each of the Optionholders, General Dynamics will purchase for cash all of the shares of Common Stock issuable upon the exercise of the Stock Options held by the Optionholders as of the date of this Agreement for a purchase price equal to $225.82 per share and each Optionholder will sell, transfer, assign, convey and deliver to General Dynamics all right, title and interest in and to such shares of Common Stock.

                2.3 Purchase Price. The aggregate purchase price to be paid by General Dynamics pursuant to this Agreement and the Option Exercise Agreements (the "Purchase Price") will be $368,880,867.64.

                Section 3.  Closings; Delivery of Certificates; Payment.

                3.1 The Closings. Upon the terms and subject to the conditions set forth in this Agreement, the consummation of the transactions contemplated by this Agreement will take place in two separate closings (the "Closings") at the offices of Latham & Watkins, 701 "B" Street, Suite 2100, San Diego, California 92101. The first Closing (the "First Closing") will take place at 10:00 a.m., local time, on the first business day following the satisfaction or waiver of the conditions set forth in Section 8. The second Closing (the "Second Closing") will take place at 10:00 a.m., local time, on May 3, 1999; provided that in no event will the Second Closing take place prior to the First Closing. In the event the First Closing has not occurred prior to May 3, 1999, the First Closing and the Second Closing will be combined and will take place at the same date, time and place.

                3.2 Closing Dates. The date upon which the First Closing occurs is referred to in this Agreement as the "First Closing Date." The date upon which the Second Closing occurs is referred to in this Agreement as the "Second Closing Date." The dates on which the Closings occur are referred to in this Agreement collectively as the "Closing Dates."

                3.3 Transactions at the First Closing. At the First Closing, (a) the Sellers will sell, transfer, assign, convey and deliver to General Dynamics all right, title and interest in and to the shares of Common Stock held by them and indicated on Schedule 3.3 and will deliver to General Dynamics stock certificates representing such shares of Common Stock, each such certificate endorsed in blank or accompanied by duly executed assignment documents, (b) the Optionholders, pursuant to the provisions of the Option Exercise Agreements, will exercise in full all Stock Options held by them, will sell, transfer, assign, convey and deliver to General Dynamics all right, title and interest in and to the shares of Common Stock acquired by them upon such exercise, and will deliver to General Dynamics stock certificates representing such shares of Common Stock, each such certificate endorsed in blank or accompanied by duly executed assignment documents, and (c) General Dynamics will deliver to each Seller and Optionholder, by cashier's or certified check or by wire transfer of immediately available funds, the portion of the Purchase Price payable to such Seller or Optionholder as determined in accordance with the provisions of this Agreement and the Option Exercise Agreements.

                3.4 Transactions at the Second Closing. At the Second Closing, (a) the Management Stockholders identified on Schedule 3.4 will sell, transfer, assign, convey and deliver to General Dynamics all right, title and interest in and to the shares of Common Stock held by them and indicated on
Schedule 3.4 and will deliver to General Dynamics stock certificates representing such shares of Common Stock, each such certificate endorsed in blank or accompanied by duly executed assignment documents, and (b) General Dynamics will deliver to each such Management Stockholder, by cashiers' or certified check or by wire transfer of immediately available funds, the portion of the Purchase Price payable to such Management Stockholder as determined in accordance with the provisions of this Agreement.

                3.5 Delivery of Tax Affidavits. At each of the Closings, each Seller and Optionholder selling shares of Common Stock will deliver to General Dynamics an affidavit pursuant to Section 1445(b)(2) of the Code stating, under penalties of perjury, such Person's United States taxpayer identification number and that such Person is not a foreign person.

                Section 4. Representations and Warranties of the Company. The Company hereby represents and warrants to General Dynamics that the statements contained in this Section 4 are correct and complete as of the date of this
Agreement:

                4.1 Organization. The Company and each of the Company Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently being conducted. The Company and each of the Company Subsidiaries is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, operations or results of operations of the Company and the Company Subsidiaries taken as a whole. The Company has delivered to General Dynamics correct and complete copies of the charters, bylaws and other organizational documents, as presently in effect, of the Company and each of the Company Subsidiaries.

                4.2      Authorization of Transaction.  Except as set forth on
Schedule 4.2, the Company has full power and authority and has taken all requisite action to enable it to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions.

                4.3 Noncontravention; Consents. Except for the filing of a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and as set forth on Schedule 4.3, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will constitute a violation of, be in conflict with, constitute or create (with or without notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration with respect to, or result in the creation or imposition of any Lien upon any property of the Company or any of the Company Subsidiaries pursuant to (a) the charter, bylaws or other organizational documents of the Company or any of the Company Subsidiaries, (b) any Law to which the Company or any of the Company Subsidiaries is subject, or
(c) any agreement or commitment set forth on Schedule 4.9(a) to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their respective properties is bound or subject except, in each case, for those circumstances which would not have a material adverse effect on the business, financial condition, operations or results of operations of the Company or Company Subsidiaries taken as a whole.

                4.4      Capitalization.

                         (a) Schedule 4.4(a) sets forth for the Company and each of the Company Subsidiaries (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock, (iii) the number of shares of its capital stock held in treasury, (iv) the number of shares of Common Stock issuable upon the exercise of all outstanding Stock Options and (v) the names of its directors and elected officers.

                         (b) All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are
                validly issued, fully paid and nonassessable.   Except as set
                forth on Schedule 4.4(b), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any of the Sellers to sell, transfer or otherwise dispose of any capital stock of the Company or that could require the Company to issue, sell or otherwise cause to become outstanding any of its own capital stock. Except as set forth on Schedule 4.4(b), there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company. The minute books, stock certificate books and stock record books of the Company are correct and complete in all material respects.

                         (c) All of the issued and outstanding shares of capital stock of each of the Company Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.4(c), the Company holds of record and owns beneficially all of the outstanding shares of each of the Company Subsidiaries, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and applicable state securities Laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims or demands. Except as set forth on Schedule 4.4(c), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to sell, transfer or otherwise dispose of any capital stock of any of the Company Subsidiaries or that could require any of the Company Subsidiaries to issue, sell or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Company Subsidiaries. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any of the Company Subsidiaries. The minute books, stock certificate books and stock record books of each of the Company Subsidiaries are correct and complete in all material respects.

                         (d) Neither the Company nor any of the Company Subsidiaries has any direct or indirect equity participation in any Person other than the Company Subsidiaries.

                         (e) Except as set forth on Schedule 4.4(e), since December 31, 1997 neither the Company nor any of the Company Subsidiaries has repurchased, redeemed or otherwise acquired for value any shares of its capital stock or any other securities exercisable or exchangeable for or convertible into shares of its capital stock.

                4.5      Financial Statements and Reserves.

                         (a) The Company has previously delivered to General Dynamics correct and complete copies of the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 1995, December 31, 1996 and December 31, 1997 and the related statements of income and cash flow for the years then ended (the "Year-End Financial Statements").

                         (b) Set forth as Schedule 4.5(b) are correct and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 28, 1998 (the "Interim Balance Sheet") and the related statements of income and cash flow for the six-month period then ended (the "Interim Financial Statements").

                         (c) The Year-End Financial Statements and the Interim Financial Statements are referred to in this Agreement collectively as the "Financial Statements." Except as set forth on Schedule 4.5(c), the Financial Statements were prepared in accordance with GAAP, consistently applied, and present fairly on a consolidated basis the financial condition and the results of operations of the Company and the Company Subsidiaries as of the dates and for the periods indicated therein, subject to the lack of footnote disclosures and to normal year-end adjustments, consistent with past practice, in the case of the Interim Financial Statements.

                         (d) Schedule 4.5(d) is a correct and complete list of all material reserves for loss as of the date of this Agreement and a description of the specific matters for which such reserves have been made.

                4.6 No Undisclosed Liabilities. The Company and the Company Subsidiaries have no liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) except for liabilities and obligations (a) reflected on the Interim Balance Sheet, (b) arising since the date of the Interim Balance Sheet in the usual and ordinary course of business, (c) set forth in any of the Schedules to this Agreement,
(d) that relate to compliance with Laws and noncontravention of other agreements or commitments (as to which the Company's representations and warranties are made in Sections 4.3 and 4.8(b)), (e) that relate to any charge, complaint, action, suit, proceeding, hearing or investigation (as to which the Company's representations and warranties are made in Section 4.8(a)), (f) that relate to Contracts, including Government Contracts and Government Subcontracts (as to which the Company's representations and warranties are made in Section 4.9), (g) that relate to Taxes (as to which the Company's representations and warranties are made in Section 4.10), (h) that relate to employee benefit matters (as to which the Company's representations and warranties are made in Section 4.11), (i) that relate to compliance with Environmental Laws (as to which the Company's representations and warranties are made in Section 4.12) or (j) that would not have, individually or in the aggregate, a material adverse effect on the business, financial condition, operations or results of operations of the Company and the Company Subsidiaries taken as a whole.

                4.7 Absence of Material Adverse Change. Except as set forth on Schedule 4.7, since June 28, 1998, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Company and the Company Subsidiaries taken as a whole. Without limiting the generality of the foregoing, since June 28, 1998, the Company has not taken, and has not caused or permitted any of the Company Subsidiaries to take, any action of the types described in Section 7.3.

                4.8      Litigation and Legal Compliance.

                         (a) Schedule 4.8(a) sets forth each instance in which the Company or any of the Company Subsidiaries is (i) subject to any material unsatisfied judgment, order, decree, stipulation, injunction or charge or (ii) a party to or, to the Company's knowledge, is threatened to be made a party to any material charge, complaint, action, suit, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction. There are no judicial or administrative actions, proceedings or investigations pending or, to the Company's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by the Company or any of the Sellers in connection with this Agreement which, if adversely determined, would have a material adverse effect upon the ability of the Company or any of the Sellers to enter into or perform its obligations under this Agreement.

                         (b) Except as set forth on Schedule 4.8(b), to the Company's knowledge, the Company and each of the Company Subsidiaries have complied in all material respects with all Laws to which the Company and the Company Subsidiaries are subject and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against or, to the Company's knowledge, has been threatened against the Company or any of the Company Subsidiaries alleging any failure to so comply.

                4.9      Contract Matters.

                         (a) Except for the Contracts listed on Schedule 4.9(a), neither the Company nor any of the Company Subsidiaries is a party to or otherwise bound by any written or oral (i) mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money in excess of $100,000, (ii) guarantee of any material obligation (excluding endorsements of instruments for collection in the ordinary course of the operation of the Company and the Company Subsidiaries), (iii) letter of credit, bond or other indemnity (other than indemnities entered into in connection with Contracts in the ordinary course of business) in excess of $100,000, (iv) currency or interest rate swap, collar or hedge agreement or contract for future delivery of raw materials, commodities or financial instruments, (v) offset, countertrade or barter agreement, (vi) Government Contract, Government Subcontract or other customer contract having a total unperformed contract value as of the date of this Agreement of more than $1 million, (vii) agreement for the sale or lease by the Company or any of the Company Subsidiaries to any Person of any material amount of its assets, other than the retirement or other disposition of assets no longer useful to the Company and the Company Subsidiaries or the sale of finished products and spare parts in the ordinary course of the operation of the Company and the Company Subsidiaries, (viii) agreement requiring the payment by the Company or any of the Company Subsidiaries to any Person of more than $1 million in any 12-month period for the purchase of goods or services or the lease of any machinery, equipment or other capital assets, (ix) agreement providing for the lease or sublease by the Company (as lessor, sublessor, lessee or sublessee) of any real estate,
                (x) distributor, representative, broker or advertising contract, (xi) collective bargaining agreement, employment agreement, consulting agreement with any former employee or any Person providing consulting services outside of the United States, or agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale of the Company or any of the Company Subsidiaries, (xii) joint venture or teaming agreement, (xiii) license or sublicense agreement (whether as licensor, licensee, sublicensor or sublicensee) with respect to any material item of Intellectual Property owned or licensed by the Company or any of the Company Subsidiaries, (xiv) material agreement imposing non-competition, confidentiality or exclusive dealing obligations on the Company or any of the Company Subsidiaries or, to the Company's knowledge, any officer or employee of the Company or any of the Company Subsidiaries, (xv) contract relating to any sale, purchase, merger or consolidation involving any business or (xvi) agreement presently expected to result in a pre-Tax loss at completion in excess of $1 million.

                         (b) General Dynamics has been provided access to correct and complete copies of each written Contract listed on
                Schedule 4.9(a), as amended to date, and a written summary setting forth the terms and conditions of each oral Contract referred to on such Schedule. Each such Contract is a valid, binding and enforceable obligation of the Company and the Company Subsidiaries, as applicable, and the other party or parties thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject as to enforceability to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing) and is in full force and effect. Except as set forth on Schedule 4.9(b), (i) neither the Company or any of the Company Subsidiaries, as applicable, nor, to the Company's knowledge, any other party thereto is in material breach of any term of any Contract listed on Schedule 4.9(a) or has repudiated any material term of any such Contract, (ii) no event, occurrence or condition exists which, with the lapse of time or the giving of notice or both, would become a default under any such Contract by the Company or any of the Company Subsidiaries, as applicable, or, to the Company's knowledge, any other party thereto, (iii) neither the Company nor any of the Company Subsidiaries has released or waived any material right under any such Contract (other than settlements and waivers of claims under Government Contracts and Government Subcontracts in the usual and ordinary course of business which are consistent with past practice with respect to aggregate amount).

                         (c) Except as set forth on Schedule 4.9(c), with respect to each Government Contract and Government Subcontract
                (i) the Company and each of the Company Subsidiaries have complied in all material respects with all terms and conditions of such Government Contract or Government Subcontract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of Law therein, (ii) the Company and each of the Company Subsidiaries have complied in all material respects with all requirements of all Laws pertaining to such Government Contract or Government Subcontract, including where applicable the Cost Accounting Standards disclosure statement of the Company or such Company Subsidiary, (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Subcontract were complete and correct in all material respects as of their effective dates and the Company and the Company Subsidiaries have complied in all material respects with all such representations and certifications, (iv) neither the United States government nor any prime contractor, subcontractor or other person or entity has notified the Company or any of the Company Subsidiaries, either in writing or orally, that the Company or any of the Company Subsidiaries has breached or violated in any material respect any Law, representation, clause, provision or requirement pertaining to such Government Contract or Government Subcontract, (v) neither the Company nor any of the Company Subsidiaries has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Government Contract or Government Subcontract, (vi) no material cost incurred by the Company or any of the Company Subsidiaries pertaining to such Government Contract or Government Subcontract has been questioned or challenged, is the subject of any audit or investigation (other than routine audits in the ordinary course of business) or has been disallowed by any government or governmental agency and (vii) no material payments due to the Company or any of the Company Subsidiaries pertaining to such Government Contract or Government Subcontract has been withheld or set off, nor has any claim been made to withhold or set off money, and the Company and the Company

                Subsidiaries are entitled to all progress payments received to date with respect thereto. The foregoing representations contained in this Section 4.9(c) will not apply to Government Contracts or Government Subcontracts that have been fully performed, closed out and settled and with respect to which the Company and the Company Subsidiaries have no remaining warranty or similar obligations.

                         (d) Except as set forth on Schedule 4.9(d), (i) neither the Company or any of the Company Subsidiaries nor, to the Company's knowledge, any of the respective directors, officers, employees, consultants or agents of the Company or any of the Company Subsidiaries is or since January 1, 1993 has been under administrative, civil or criminal investigation, indictment or information by any government or governmental agency or any audit or investigation by the Company or any of the Company Subsidiaries with respect to any alleged act or omission arising under or relating to any Government Contract or Government Subcontract and (ii) since January 1, 1993, neither the Company nor any of the Company Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to any government or governmental agency with respect to any alleged act or omission arising under or relating to a Government Contract or Government Subcontract.

                         (e) Except as set forth on Schedule 4.9(e), there exist (i) no material outstanding claims against the Company or any of the Company Subsidiaries, either by any government or governmental agency or by any prime contractor, subcontractor, vendor or other person or entity, arising under or relating to any Government Contract or Government Subcontract and (ii) no material disputes between the Company or any of the Company Subsidiaries and the United States government under the Contract Disputes Act or any other federal statute or between the Company or any of the Company Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract. Except as set forth in Schedule 4.9(e), neither the Company nor any of the Company Subsidiaries has any interest in any material pending or potential claim against any government or governmental agency or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract.

                         (f) Except as set forth on Schedule 4.9(f), since January 1, 1993, neither the Company nor any of the Company Subsidiaries has been debarred or suspended from participation in the award of contracts with the United States government or any other government or governmental agency (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Company's knowledge, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company, any of the Company Subsidiaries or any of their respective directors, officers or employees. No payment has been made by or on behalf of the Company or any of the Company Subsidiaries in connection with any Government Contract or Government Subcontract in material violation of applicable procurement Laws or in material violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act, as amended.

                4.10     Tax Matters.

                         Except as set forth on Schedule 4.10:

                         (a)     The Company and each of the Company
                Subsidiaries have timely filed all material Tax Returns that they were required to file and all such Tax Returns relating to the Company and the Company Subsidiaries were correct and complete in all material respects. All material Taxes owed by the Company or any of the Company Subsidiaries (whether or not shown on any Tax Return) have been timely paid or reserved for on the Interim Balance Sheet. Any unpaid Taxes of the Company or the Company Subsidiaries do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Interim Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company, and the amounts shown on the Interim Balance Sheet as the deferred income Tax asset and deferred income Tax liability are not materially overstated or understated, respectively.

                         (b) The Company and the Company Subsidiaries have withheld and paid when due all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

                         (c) No material claim with respect to the Company or any of the Company Subsidiaries has been made, and, to the Company's knowledge, no such claim is threatened by an authority in a jurisdiction where the Company or the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction.

                         (d) Neither the Company nor any of the Company Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                         (e) There is no material pending or, to the Company's knowledge, threatened or proposed audit, assessment or claim concerning any Tax liability of the Company or any of the Company Subsidiaries (or any of their respective assets, operations or activities) either claimed or raised by any Tax authority. Schedule 4.10 lists all federal, state, local and foreign jurisdictions in which the Company or any of the Company Subsidiaries has filed income Tax Returns for taxable periods ended on or after January 1, 1991 (and any other open Tax years), indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. General Dynamics has been provided with access to correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of the Company Subsidiaries for any taxable period ended on or after January 1, 1993 (and any other open Tax years).

                         (f) Neither the Company nor any of the Company Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. There are no outstanding rulings of, or requests for rulings with, any Tax authority expressly addressing the Company or any of the Company Subsidiaries that are, or if issued would be, binding upon the Company or any of the Company Subsidiaries after the First Closing Date. Neither the Company nor any of Company Subsidiaries has, in a manner that would be binding on the Company or the Company Subsidiaries after the First Closing Date (i) executed, become subject to or entered into any closing agreement pursuant to Section 7121 of the Code or any similar or predecessor provision thereof under the Code or other applicable Tax Law or (ii) received approval to make, or agreed to, a change in accounting method or has any application pending with any Tax authority requesting permission for any such change.

                         (g) Schedule 4.10 sets forth a correct and complete calculation of all federal, state and local Taxes required to be withheld by the Company in connection with the exercise of the Stock Options contemplated by Section 3.3(b).

                         (h) Each asset with respect to which either the Company or any of the Company Subsidiaries claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by the Company or such Company Subsidiary under applicable Tax Law. There is no Lien affecting any of the assets or properties of the Company or any of the Company Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax. None of the assets or properties of the Company or any of the Company Subsidiaries is required to be or is being depreciated under the alternative depreciation system under Section 168(g)(2) of the Code or is subject to Section 168(f) of the Code. No "industrial development bonds" within the meaning of Section 103 of the United States Internal Revenue Code of 1954, as amended and in effect prior to the enactment of the Code, "private activity bonds" within the meaning of Section 141 of the Code or, except for benefits claimed by the Company under Section 7518 of the Code, other Tax-exempt financing has been used directly or indirectly to finance any assets, whether leased or owned, of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any interest in any entity classified as a partnership for United States federal income Tax purposes.

                         (i) Neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation or Tax sharing agreement. Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any other person or entity under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

                         (j) The are no material pending claims for refund of any Tax of the Company or any of the Company Subsidiaries, including refunds of Taxes allocable to the Company or any of the Company Subsidiaries or with respect to consolidated, combined, unitary, fiscal unity or similar Tax Returns.

                         (k) Neither the Company nor any of the Company Subsidiaries has any taxable income or gain as a result of prior intercompany transactions that has been deferred and that will be taken into account as a result of the transactions contemplated by this Agreement.

                         (l) Neither the Company nor any of the Company Subsidiaries has an excess loss account (as defined in Treasury Regulation Section 1.1502-19) with respect to the stock of any Company Subsidiary.

                         (m) As to each year for which the statute of limitations for assessments has not yet expired as to a given Tax, neither the Company nor any of the Company Subsidiaries is a member of an affiliated, consolidated, unitary, fiscal unity, combined or similar Tax group.

                         (n) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                4.11     Employee Benefit Matters.

                         (a) Schedule 4.11 lists each material employee benefit plan constituting an Employee Welfare Benefit Plan, each employee benefit plan constituting an Employee Pension Benefit Plan and each other employee benefit plan, program or arrangement or employment practice (including each employment agreement, severance agreement, executive compensation arrangement, incentive program or arrangement, sick leave, vacation pay and severance pay policy, plant closing benefit, salary continuation arrangement for disability, consulting or other compensation arrangement, retirement plan, deferred compensation plan, "Rabbi" trust, bonus program, stock purchase arrangement, hospitalization, medical or heath plan, life insurance plan, voluntary employee benefit association (intended to qualify under Section 501(c)(9) of the Code), tuition reimbursement or scholarship program, or plan providing benefits or payments to employees in the event of a change in control, change in ownership or sale of all or a substantial portion of the assets of the Company or any of the Company Subsidiaries) maintained by the Company or any of the Company Subsidiaries with respect to any of its current or former employees or to which the Company or any of the Company Subsidiaries contributes or is required to contribute with respect to any of its current or former employees (collectively, the "Company Plans"). With respect to each Company Plan and except as set forth on Schedule 4.11(a):

                                 (i)     such Company Plan (and each related
                         trust, insurance contract or fund) has been administered in a manner consistent in all material respects with its written terms and complies in form and operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws;

                                 (ii) all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to such Company Plan;

                                 (iii) the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code have been met in all material respects with respect to each such Company Plan which is an Employee Welfare Benefit Plan;

                                 (iv)    all contributions (including all
                         employer contributions and employee salary reduction contributions) that are due have been paid to each such Company Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Company Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Company Plan;

                                 (v) each such Company Plan has received a favorable determination letter from the Internal Revenue Service and no event has occurred which could reasonably be expected to cause the loss or denial of such qualification under Section 401(a) of the Code;

                                 (vi) the market value of assets under each such Company Plan which is a "defined benefit pension plan" (other than any Multiemployer Plan or plan that is exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA) equals or exceeds the present value of all vested and nonvested liabilities thereunder as of January 1, 1998 determined in accordance with Pension Benefit Guaranty Corporation methods, factors and assumptions applicable to an employee pension benefit plan terminating on the date for determination;

                                 (vii)   General Dynamics has been provided
                         with correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding agreements that implement such Company Plan;

                                 (viii)  no Company Plan which is an Employee
                         Pension Benefit Plan has been amended in any manner which would require the posting of a security under
                         Section 401(a)(29) of the Code or Section 307 of ERISA; and

                                 (ix)    neither the Company nor any Company
                         Subsidiary has communicated to any employee (excluding internal memoranda to management) any plan or commitment, whether or not legally binding, to create any additional material employee benefit plan or materially modify or change any Company Plan that would affect any employee or terminated employee of the Company or any of the Company Subsidiaries in a material manner.

                         (b) With respect to each Employee Welfare Benefit Plan or Employee Pension Benefit Plan that the Company or any of the Company Subsidiaries maintains or ever has maintained, or to which any of them contributes, ever has contributed or ever has been required to contribute:

                                 (i) no such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been partially terminated or been the subject of an unreported reportable event (as defined in Section 4043 of ERISA) as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation, and no proceeding by the Pension Benefit Guaranty Corporation to terminate such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Company's knowledge, threatened;

                                 (ii) the Company has no material liability for any prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code) or for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plan with respect to such plan, and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such plan (other than routine claims for benefits) is pending or, to the Company's knowledge, threatened; and

                                 (iii)   none of the Company or any of the
                         Company Subsidiaries has incurred, and the Company has no reason to expect that the Company or any of the Company Subsidiaries will incur, any material liability to the Pension Benefit Guaranty Corporation (other than premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Pension Benefit Plan.

                         (c) Neither the Company nor any of the Company Subsidiaries contributes to or, since January 1, 1993, has contributed to or been required to contribute to any

                Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

                         (d) Except as set forth on Schedule 4.11(d), neither the Company nor any of the Company Subsidiaries maintains or, since January 1, 1993, has maintained, contributed to or been required to contribute to any Employee Welfare Benefit Plan providing medical, health, life insurance or other welfare benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code).

                         (e)     Schedule 4.11(e) includes a workers'
                compensation paid loss summary for the calender years 1995 through present on an accident year basis. Schedule 4.11(e) additionally includes a recent listing of all open workers' compensation claims showing claimant name, claim number, description, paid loss, case reserve and incurred loss.

                         (f) Except as set forth on Schedule 4.11(f), no Company Plan contains any provision that would prohibit the transactions contemplated by this Agreement, would give rise to any severance, termination or other payments as a result of the transactions contemplated by this Agreement or would cause any payment, acceleration or increase in benefits provided by any Company Plan as a result of the transactions contemplated by this Agreement.

                         (g) Except as set forth on Schedule 4.11(g), as of the First Closing Date, the ESOP will have no outstanding loans or unallocated assets. The ESOP has at all times been operated in material compliance with the provisions of Sections 401, 409 and 4975 of the Code and Sections 406 and 407 of ERISA and the regulations promulgated thereunder. The Trustee has been engaged to act an independent fiduciary on behalf of the ESOP and the ESOP Administrative Committee with respect to the transactions contemplated by this Agreement.

                         (h) Except as set forth on Schedule 4.11(h), no individual who is classified by the Company as a non-employee (such as an independent contractor, leased employee or consultant) is eligible to participate in any Company Plan.

                         (i) Neither the Company nor any of the Company Subsidiaries is a party to or otherwise bound by any advance agreement or similar arrangement with the Department of Defense or any other Governmental Entity relating to the allowability, allocation or reimbursement of benefit costs or other matters in connection with any Company Plan.

                4.12     Environmental Matters.  Except as set forth on
Schedule 4.12,  (a) the Company and the Company Subsidiaries have since
January 1, 1993 complied in all material respects with all Environmental Laws in connection with the ownership, use, maintenance and operation of all real property owned or leased by them and otherwise in connection with their current or former operations or properties, (b) neither the Company nor any of the Company Subsidiaries has any material liability, whether contingent or otherwise, under any Environmental Law with respect to its current or former operations or properties, (c) no notices of any material violation or alleged material violation of, material non-compliance or alleged material non-compliance with or any material liability under, any Environmental Law relating to the current or former operations or properties of the Company or any of the Company Subsidiaries have been received by the Company or any of the Company Subsidiaries since January 1, 1993, (d) there are no administrative, civil or criminal writs, injunctions, decrees, orders or judgments outstanding or any administrative, civil or criminal actions, suits, claims, proceedings or investigations pending or, to the Company's knowledge, threatened, relating to compliance with or liability under any Environmental Law affecting the Company or any of the Company Subsidiaries and (e) to the knowledge of the Company, no material changes or alterations in the practices or operations of the Company or any of Company Subsidiaries as presently conducted are required in the future in order to permit the Company and of the Company Subsidiaries to continue to comply in all material respects with all applicable Environmental Laws.

                4.13 Title and Sufficiency of Assets. Except as set forth on Schedule 4.13, the Company and the Company Subsidiaries now have and as of the First Closing Date will have good and marketable title to all of the material properties and assets purported to be owned by them, free and clear of all Liens, except for Permitted Liens. All government-owned equipment in the possession of the Company or any of the Company Subsidiaries is maintained in all material respects in accordance with a government-approved property management system. The properties and assets owned and leased by the Company and the Company Subsidiaries include sufficient tangible personal property to conduct the business and operations of the Company and the Company Subsidiaries as presently conducted and as presently proposed to be conducted in all material respects.

                4.14     Real Property.

                         (a) Schedule 4.14(a) lists and describes in reasonable detail all real property owned by the Company or any of the Company Subsidiaries. With respect to each such parcel of owned real property:

                                 (i) the Company or the applicable Company Subsidiary has good and marketable title to such parcel, free and clear of any Lien, easement, covenant or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants and other restrictions which do not individually or in the aggregate materially impair the current use, occupancy or value, or the marketability of title, of the property subject thereto;

                                 (ii)    there are no pending or, to the
                         Company's knowledge, threatened condemnation proceedings, lawsuits or administrative actions relating to such property or other matters affecting adversely the current use, occupancy or value thereof;

                                 (iii) the legal description for such parcel contained in the deed thereof describes such parcel fully and adequately in all material respects, the buildings and improvements thereon are located within the boundary lines of the described parcels of land, are not in material violation of applicable setback requirements, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not materially encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar restriction for which any Permits necessary to the use thereof have not been obtained;

                                 (iv)    all facilities have received all
                         material approvals of Governmental Entities (including all material Permits) required in connection with the ownership or operation thereof and have been operated and maintained in all material respects accordance with all applicable Laws;

                                 (v)     there are no material leases,
                         subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such parcel;

                                 (vi)    there are no outstanding options or
                         rights of first refusal to purchase such parcel, or any portion thereof or interest therein; and

                                 (vii)   there are no parties (other than the
                         Company and the Company Subsidiaries) in possession of such parcel, other than tenants under any leases disclosed in Schedule 4.14 who are in possession of space to which they are entitled.

                         (b) Schedule 4.14(b) lists and describes in reasonable detail all real property leased or subleased to or by the Company or any of the Company Subsidiaries, including any real property leased or subleased from any Governmental Entity. With respect to each lease and sublease listed in
                Schedule 4.14(b):

                                 (i)     there are no material disputes, oral
                         agreements or forbearance programs in effect as to the lease or sublease;

                                 (ii)    neither the Company nor any of the
                         Company Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold, except for Permitted Liens; and

                                 (iii)   all facilities leased or subleased
                         thereunder have received all material approvals of Governmental Entities (including all material Permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with all applicable Laws.

                4.15 Intellectual Property Matters. The Company and the Company Subsidiaries own or have the right to use pursuant to valid license, sublicense, agreement or permission all material items of Intellectual Property necessary for their operations as presently conducted and as presently proposed to be conducted. Since January 1, 1993, neither the Company nor any of the Company Subsidiaries has received any charge, complaint, claim, demand or notice alleging any material interference, infringement, misappropriation or violation of the Intellectual Property rights of any third party. To the Company's knowledge, no third party has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any material Intellectual Property rights of the Company or any of the Company Subsidiaries.

                4.16 Labor Matters. Except as set forth on Schedule 4.16, there are no controversies pending or, to the Company's knowledge, threatened between the Company or any of the Company Subsidiaries and any of their current or former employees or any labor or other collective bargaining unit representing any such employee that could reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage or otherwise have a material adverse effect on the business, financial condition, operations or results of operations of the Company and its Subsidiaries taken as a whole. The Company is not aware of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of the Company Subsidiaries. To the Company's knowledge, no executive, key employee or group of employees of the Company and its Subsidiaries has any plan to terminate employment with the Company and the Company Subsidiaries, other than retirement of employees at normal retirement age.

                4.17 Brokers' Fees. Except as set forth on Schedule 4.17, neither the Company nor any of the Company Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement. None of the Sellers has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company, any Company Subsidiary or General Dynamics may have any obligation or responsibility.

                Section 5. Representations and Warranties of the Sellers. Each Seller, severally and not jointly and severally with any other Seller or the Company, hereby represents and warrants to General Dynamics that the statements contained in this Section 5 are correct and complete as of the date of this Agreement:

                5.1 Organization. Such Seller (if not an individual) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own the Common Stock owned by it and to carry on its business as presently being conducted.

                5.2 Authorization of Transaction. Such Seller has full power and authority and has taken all requisite action to enable it to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by such Seller will not constitute a violation of or be in conflict with (a) the trust agreement or other organizational documents of such Seller (if such Seller is not an individual) or (b) any agreement or commitment to which such Seller is a party or by which such Seller or any of its properties is bound or subject. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions.

                5.3      Ownership.   Such Seller, with respect to all shares
of Common Stock indicated on Schedules 3.3 or 3.4 as being held by such Seller as of the date of this Agreement, holds of record and owns beneficially all of such shares, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and applicable state securities Laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims or demands.

                5.4 Brokers' Fees. Except as set forth on Schedule 10.4, such Seller has no liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company, any Company Subsidiary or General Dynamics may have any obligation or responsibility.

                Section 6. Representations and Warranties of General Dynamics. General Dynamics hereby represents and warrants to the Sellers that the statements contained in this Section 6 are correct and complete as of the date of this Agreement:

                6.1 Organization. General Dynamics is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently being conducted. General Dynamics is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, operations or results of operations of General Dynamics and its subsidiaries taken as a whole. General Dynamics has delivered to the Sellers correct and complete copies of the charters and bylaws, as presently in effect, of General Dynamics.

                6.2 Authorization of Transaction. General Dynamics has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.
This Agreement constitutes the valid and legally binding obligation of General Dynamics enforceable in accordance with its terms and conditions.

                6.3 Noncontravention; Consents. Except for the filing of a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, neither the execution and delivery of this Agreement by General Dynamics, nor the consummation by General Dynamics of the transactions contemplated hereby, will constitute a violation of, be in conflict with, constitute or create (with or without notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration with respect to, or result in the creation or imposition of any Lien upon any property of General Dynamics pursuant to (a) the charter or bylaws of General Dynamics, (b) any Law to which General Dynamics is subject or (c) any agreement or commitment to which General Dynamics is a party or by which General Dynamics or any of its properties is bound or subject.

                Section 7.  Covenants.

                7.1 General. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. The Company agrees to take all necessary actions and exercise its reasonable best efforts to timely obtain for the ESOP the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. referred to in Section 8.1(d).

                7.2 Notices and Consents. The parties hereto prior to the First Closing Date will give all notices to third parties and will use their reasonable best efforts to obtain all material third party consents that are required in connection with the transactions contemplated by this Agreement. Neither the Company nor any of the Company Subsidiaries will, without the prior written consent of General Dynamics, make any material payment or provide any material benefit, including by means of the amendment or modification of any Contract, to any Person in order to obtain any such third party consent. Within five business days following the execution and delivery of this Agreement, the parties will file Notification and Report Forms and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use their reasonable best efforts to obtain early termination of the applicable waiting period and will make all further filings pursuant thereto that may be necessary, proper or advisable. The foregoing will not be deemed to require General Dynamics to enter into any agreement, consent decree or other commitment requiring General Dynamics or any of its subsidiaries to divest or hold separate any assets or to take any other action that would have a material adverse effect on the business, financial condition, operations, results of operations or prospects of General Dynamics and its subsidiaries taken as a whole.

                7.3 Carry on in Regular Course. Except as expressly contemplated by this Agreement or as set forth on Schedule 7.3, after the date of this Agreement through the First Closing Date, the Company will, and will cause each of the Company Subsidiaries to, conduct its operations in accordance with its ordinary course of business, consistent with past practice. Without limiting the generality of the foregoing, from and after the date of this Agreement through the First Closing Date except as expressly contemplated by this Agreement or as set forth on Schedule 7.3, without the prior written consent of General Dynamics, the Company will not, and will not cause or permit any of the Company Subsidiaries to:

                         (a) amend its charter or bylaws or file any certificate of designation or similar instrument with respect to any shares of its authorized but unissued capital stock;

                         (b) authorize or effect any stock split or combination or reclassification of shares of its capital stock;

                         (c) declare or pay any dividend or distribution with respect to its capital stock, issue or authorize the issuance of any shares of its capital stock (other than in connection with the exercise of currently outstanding Stock Options) or any other securities exercisable or exchangeable for or convertible into shares of its capital stock, or repurchase, redeem or otherwise acquire for value any shares of its capital stock or any other securities exercisable or exchangeable for or convertible into shares of its capital stock;

                         (d)     merge or consolidate with any entity;

                         (e) sell, lease or otherwise dispose of any of its capital assets in excess of $100,000, including any shares of the capital stock of any of the Company Subsidiaries;

                         (f)     liquidate, dissolve or effect any
                recapitalization or reorganization in any form;

                         (g) acquire any interest in any business (whether by purchase of assets, purchase of stock, merger or otherwise) or enter into any joint venture;

                         (h) create, incur, assume or suffer to exist any indebtedness for borrowed money (including capital lease obligations), other than indebtedness existing as of the date of this Agreement and borrowings under existing credit lines in the ordinary course of business, consistent with past practice;

                         (i) create, incur, assume or suffer to exist any Lien, other than Permitted Liens, affecting any of its material assets or properties;

                         (j) except as required as the result of changes in GAAP, change any of the accounting principles or practices used by it or revalue in any material respect any of its assets or properties, other than write-downs of inventory or accounts receivable in the ordinary course of business, consistent with past practice;

                         (k) institute any unusual or novel methods of manufacture, purchase, sale, lease, management or operation;

                         (l) except as required under the terms of any collective bargaining agreement in effect as of the date of this Agreement, grant any general or uniform increase in the rates of pay of its employees or grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment;

                         (m) except for any increase required under the terms of any collective bargaining agreement or consulting or employment agreement in effect on the date of this Agreement, increase the compensation payable or to become payable to officers, salaried employees with a base salary in excess of $75,000 per year or agents of the Company or any of the Company Subsidiaries, increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, salaried employees or agents or make any material loans or advances to such officers, salaried employees or agents (other than travel advances in the ordinary course of business);

                         (n) tender any bid, enter into any contract or commitment or engage in any transaction, or effect any change to any program, not in the ordinary course of business, consistent with past practices;

                         (o) make, revoke or amend any Tax election, execute any waiver of restrictions on assessment or collection of any Tax, or enter into or amend any agreement or settlement with any Tax authority;

                         (p) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge and satisfaction in the ordinary course of business of liabilities reflected or reserved for in the consolidated Financial Statements of the Company or otherwise incurred in the ordinary course of business, consistent with past practice;

                         (q) settle or compromise any material pending or threatened suit, action or proceeding or forgive any material account receivable (other than settlements and waivers of claims under Government Contracts and Government Subcontracts in the usual and ordinary course of business which are consistent with past practice with respect to aggregate amount);

                         (r) commit or omit to take any act that will cause a termination of or a material breach or default under any material contract, commitment or obligation to which it is a party or by which its assets are bound or subject;

                         (s) fail to comply in its operations in all material respects with all applicable Laws or as may be required for the valid and effective consummation of the transactions contemplated by this Agreement;

                         (t) enter into any agreement or undertaking requiring the Company or any of the Company Subsidiaries to indemnify, defend or provide contribution to any Person in connection with any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice relating to or arising out of the transactions contemplated by this Agreement; or

                         (u)     commit to do any of the foregoing.

                7.4 Preservation of Organization. The Company will, and will cause each of the Company Subsidiaries to, use its reasonable best efforts to preserve its business organization intact, to keep available to the Company and the Company Subsidiaries after the First and Second Closing Dates the present officers and employees of the Company and the Company Subsidiaries and to preserve the present relationships with suppliers and customers and others having business relations with the Company and the Company Subsidiaries.

                7.5 Full Access. Subject to the terms of the Confidentiality Agreement, the Company will, and will cause each of the Company Subsidiaries to, permit representatives of General Dynamics to have full access at all reasonable times to all premises, properties, books, records, contracts, documents, employees, consultants and advisors of or pertaining to the Company and the Company Subsidiaries.

                7.6 Notice of Developments. The Company will give prompt written notice to General Dynamics of any material development prior to the First Closing affecting the Company or any of the Company Subsidiaries. Each party will give prompt written notice to the other of any material development affecting the ability of such party to consummate the transactions contemplated by this Agreement. No such written notice of a material development will be deemed to have amended any of the Schedules to this Agreement, to have qualified the representations and warranties contained herein and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such material development.

                7.7 Exclusivity. The Sellers, the Company, the Company Subsidiaries and each of their respective directors, officers, employees, agents and representatives will immediately cease any discussions or negotiations presently being conducted with respect to any proposal, whether or not in writing, made by a party to acquire beneficial ownership (as defined under Rule 13(d) promulgated under the Securities Exchange Act of 1934, as amended) of all or a material portion of the assets of, or any material equity interest in, the Company or any of the Company Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender or exchange offer or similar transaction involving the Company or any of the Company Subsidiaries, including any single or multi-step transaction or series of related transactions that is structured to permit such party to acquire beneficial ownership of any material portion of the assets of, or any material equity interest in, the Company or any of the Company Subsidiaries (an "Acquisition Proposal"). The Sellers, the Company, the Company Subsidiaries and each of their respective directors, officers, employees, agents and representatives will not initiate or solicit, directly or indirectly, any inquiries with respect to, or the making of, any Acquisition Proposal or engage in any negotiations or discussions with or furnish any information or data to any party relating to any Acquisition Proposal. The Company will promptly provide General Dynamics with a copy of any written Acquisition Proposal received after the date hereof and a written statement setting forth in reasonable detail the identity of the party making the Acquisition Proposal and the terms and conditions in connection with any non-written Acquisition Proposal received by the Company.

                7.8 Public Announcements. General Dynamics and the Company will consult with one another before issuing any press releases or otherwise making any public announcements with respect to the transactions contemplated by this Agreement and, except as may be required by applicable Law or by the rules and regulations of the New York Stock Exchange, will not issue any such press release or make any such announcement prior to such consultation.

                7.9 Actions Regarding Antitakeover Statutes. If any fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation is or becomes applicable to the transactions contemplated by this Agreement, the Board of Directors of the Company will grant such approvals and take such other actions as may be required so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.

                7.10 Defense of Orders and Injunctions. In the event either party becomes subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement, each party will use its reasonable best efforts to overturn or lift such order or injunction.

                7.11 Certain Tax Matters. The Company will, and will cause each of the Company Subsidiaries to, prepare and file on or before the date when due (taking into account all permitted extensions) all Tax Returns required to be filed by the Company or any of the Company Subsidiaries on or prior to the Closing Date and will pay, or will cause the Company Subsidiaries to pay, all Taxes, including estimated Taxes, due on such Tax Returns or which are otherwise required to be paid on or prior to the First Closing Date. Such Tax Returns will be prepared in accordance with the Company's most recent Tax practices as to Tax elections and methods of accounting. To the extent the Company or any of the Company Subsidiaries becomes aware of the commencement or scheduling of any Tax audit, the assessment of any material Tax, the issuance of any notice of material Taxes due or any bill for collection of any material payment due for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Company or any of the Company Subsidiaries, the Company will provide prompt notice to General Dynamics of such matter setting forth, to the extent known, the nature and amount of the asserted Tax liability and including copies of any notices or other documentation received from the applicable Tax authority with respect to such matter.

                7.12 Execution of Option Exercise Agreements by Optionholders. As promptly as practicable after the date hereof, the Company and the Management Stockholders will use their reasonable best efforts to obtain a duly executed Option Exercise Agreement from each of the Optionholders. In the event any Optionholder for any reason fails to execute an Option Exercise Agreement on or prior to the First Closing Date, then, subject to the rights of General Dynamics under Section 8.3(e), the portion of the Purchase Price payable to such Optionholder and any amounts payable to such Optionholder pursuant to Section 7.13 will be retained by General Dynamics pending the execution of an Option Exercise Agreement by such Optionholder and the sale and assignment to General Dynamics of the shares of Common Stock underlying the Stock Options held by such Optionholder.

                7.13 Payments with Respect to Repurchased Shares. On or prior to the First Closing Date, the Company will pay to the Sellers and Optionholders set forth on Schedule 7.13 who since December 31, 1997 have had shares of Common Stock or Stock Options repurchased by the Company an amount equal to $154 per share, or an aggregate amount equal to $46,118,302.43. The foregoing payments are referred to in this Agreement collectively as the "Restorative Payments." The releases provided in Section 10.2 of this Agreement and in Section 5 of the Option Exercise Agreements executed by the Optionholders have been given as consideration for the Restorative Payments. The Restorative Payment to be made to the Trustee will be made to an escrow subject to any agreement that such Restorative Payment (together with any after-Tax earnings thereon) will be transferred to the Trustee upon a determination by the IRS that such transfer and the subsequent allocation of the proceeds thereof pursuant to the provisions of the ESOP does not adversely affect the qualified status of the ESOP and that if the Company advises the escrow agent that such a determination by the IRS cannot be obtained, such proceeds will be distributed outright to the Persons whose accounts in the ESOP would have been credited if such Restorative Payment had been made to the Trustee, in the same proportion as if such Restorative Payment had been made to the Trustee. General Dynamics will cooperate with the reasonable requests of the Company and its lenders in order to facilitate the making of the Restorative Payments pursuant to this Section 7.13.

                7.14     No Transfers.   Except as otherwise expressly
contemplated by this Agreement, no Seller will sell, assign, pledge, hypothecate, encumber or otherwise transfer any interest in any shares of Common Stock or Stock Options owned by such Seller as of the date of this Agreement.

                7.15     Indemnification and Insurance.

                         (a) From and after the First Closing Date, General Dynamics will cause the Company to indemnify, defend and hold harmless the present and former directors, officers and employees of the Company from and against all losses, claims, damages and expenses (including reasonable attorney's fees and expenses) arising out of or relating to actions or omissions, or alleged actions or omissions, occurring prior to the First Closing Date to the same extent and subject to the same terms and conditions (including with respect to the advancement of expenses) provided in the charter and bylaws of the Company and the Company Subsidiaries as in effect as of the date of this Agreement or in any existing written agreement between any of such Persons and the Company or any of the Company Subsidiaries. The foregoing will not restrict the right of the Company or any of the Company Subsidiaries on or after the First Closing Date to amend or modify their respective charters or bylaws or to amend or terminate any such agreement to modify or eliminate the indemnification and advancement provisions contained therein as such provisions relate to actions or omissions, or alleged actions or admissions, occurring from and after the First Closing Date.

                         (b) For a period of five years after the First Closing Date, General Dynamics will use its reasonable best efforts to cause to be maintained in effect the policies of directors and officers liability insurance currently maintained by the Company with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring prior to the First Closing Date. General

                Dynamics may at its discretion substitute for such policies currently maintained by the Company directors and officers liability insurance policies with reputable and financially sound carriers providing for substantially similar coverage, including the carriers presently providing directors and officers liability insurance policies for General Dynamics and its subsidiaries.

                7.16 Certain Corporate Actions. On or prior to the First Closing Date, (a) the existing Buy-Sell Agreement between the Management Stockholders and the Company will be terminated and the Company and the Company Subsidiaries will be released from all further liability thereunder in a manner reasonably satisfactory to General Dynamics, (b) the term life insurance policies set forth on Schedule 7.16 will be assigned by the Company to the Management Stockholders listed as insured party thereunder and the Company will cancel and terminate all other term life insurance policies insuring the lives of the Management Stockholders with respect to which the Company is a beneficiary and (c) the Bylaws of the Company will be amended to eliminate the restrictions on ownership set forth in Article V, Sections 7(a) and (b) thereof.

                7.17 Amendment or Termination of Company Plans. The Company will advise General Dynamics prior to amending or terminating any Company Plan, including the ESOP, and will consult with and provide all reasonably requested information to General Dynamics in connection with any such amendment or termination.

                Section 8.  Conditions to the Obligations of the Parties.

                8.1 Conditions to the Obligations of Each Party. The respective obligations of General Dynamics, and the Company and the Sellers to consummate the transactions contemplated to be performed by each of them herein are subject to the satisfaction at or prior to the First Closing Date of each of the following conditions:

                         (a) all applicable waiting periods under the HSR Act will have terminated or expired;

                         (b) all consents, authorizations, orders and approvals of or filings with any third party, governmental commission, board or other regulatory authority required in connection with the consummation of the transactions contemplated by this Agreement, including any consent, authorization, order or approval of or filing with the United States Department of Transportation, Maritime Administration relating to the Capital Construction Fund, will have been obtained or made, except where the failure to obtain or make such consent, authorization, order, approval or filing would not, from and after the First Closing Date, have a material adverse effect on the business, financial condition, operations, results of operations of the Company and the Company Subsidiaries taken as a whole;

                         (c) none of the parties to this Agreement will be subject to any order or injunction of a court of competent jurisdiction in the United States which prohibits the consummation of the transactions contemplated by this Agreement; and

                         (d) the ESOP shall have received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the effect that, as of the First Closing Date, the consideration to be paid for the shares of Common Stock pursuant to this Agreement is not less than fair market value and that the transactions contemplated by this Agreement are fair from a financial point of view to the ESOP and its participants.

                8.2 Conditions to the Obligation of the Company and the Sellers. The obligation of the Company and the Sellers to consummate the transactions contemplated to be performed by it herein is subject to the satisfaction at or prior to the First Closing Date of each of the following conditions:

                         (a) the representations and warranties of General Dynamics set forth in Section 6 will be true and correct in all material respects at and as of the First Closing Date as though then made; and

                         (b) General Dynamics will have in all material respects performed and complied with all of its obligations under this Agreement required to be performed by it at or prior to the First Closing Date.
                General Dynamics will furnish the Company with such certificates and other documents to evidence the satisfaction of the conditions set forth in this Section 8.2 as the Company may reasonably request.

                8.3 Conditions to the Obligation of General Dynamics. The obligation of General Dynamics to consummate the transactions contemplated to be performed by it herein is subject to the satisfaction at or prior to the First Closing Date of each of the following conditions:

                         (a) the representations and warranties of the Company and the Sellers set forth in Sections 4 and 5 will be true and correct in all material respects at and as of the First Closing Date as though then made;

                         (b) the Company and each of the Sellers will have in all material respects performed and complied with all of its obligations under this Agreement required to be performed by it at or prior to the First Closing Date;

                         (c) all of the outstanding shares of the capital stock of TIMSA held by employees of the Company or the Company Subsidiaries will have been transferred into the names of the individuals whom General Dynamics has specified in writing at least five business days prior to the First Closing Date;

                         (d) General Dynamics will have received the resignations, effective as of the First Closing Date, of each of the directors and officers of the Company and each of the Company Subsidiaries, other than those whom General Dynamics has specified in writing at least five business days prior to the First Closing Date; and

                         (e) Optionholders holding not less than 90% of the outstanding Stock Options will have executed and delivered Option Exercise Agreements.

                The Company will furnish General Dynamics with such certificates and other documents to evidence the satisfaction of the conditions set forth in this Section 8.3 as General Dynamics may reasonably request.

                Section 9.  Termination.

                9.1 Termination. This Agreement may be terminated and the consummation of the transactions contemplated by this Agreement may be abandoned at any time prior to the First Closing Date:

                         (a) with the written consent of the General Dynamics and the Company;

                         (b) by General Dynamics or the Company if any court of competent jurisdiction or other governmental agency has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or other action is or has become nonappealable;
                         (c) by General Dynamics if (i) the Company or any of the Sellers has materially breached any of its representations or warranties set forth in this Agreement prior to the First Closing Date, (ii) the Company or any of the Sellers has materially breached any of its covenants or agreements contained in this Agreement prior to the First Closing Date and such breach is not cured within 10 business days after the date written notice of such breach is given by General Dynamics or (iii) the First Closing has not occurred on or before December 31, 1998 (unless the failure of the First Closing to occur results primarily from General Dynamics breaching any representation, warranty, covenant or agreement contained in this Agreement); or

                         (d) by the Company if (i) General Dynamics has materially breached any of its representations or warranties set forth in this Agreement prior to the First Closing Date,
                (ii) General Dynamics has materially breached any of its covenants or agreements contained in this Agreement prior to the First Closing Date and such breach is not cured within 10 business days after the date written notice of such breach is given by the Company or (iii) the First Closing has not occurred on or before December 31, 1998 (unless the failure of the First Closing to occur results primarily from the Company breaching any representation, warranty, covenant or agreement contained in this Agreement).

                9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement will forthwith become void and will be deemed to have terminated without liability to any party (except for any liability of any party then in breach); provided that the provisions of the Confidentiality Agreement and
Section 10.4 will continue in full force and effect notwithstanding such termination and abandonment.

                Section 10.  Miscellaneous.

                10.1 Survival of Representations. Subject to the provisions of Section 9.2, the representations and warranties of the Sellers contained in Section 5 will survive the Closings and will continue in full force and effect until the third anniversary of the First Closing Date. All other representations and warranties contained in this Agreement will not survive the First Closing or the termination of this Agreement.

                10.2     Mutual Release.

                         (a) Effective as of the First Closing Date, the Sellers, and each of them, on behalf of themselves and all Persons acting by, through, under or in concert with them, or any of them, do hereby fully and without limitation release, acquit and forever discharge the Company, the Company Subsidiaries, each Company Plan, General Dynamics and each of their Affiliates, and each of their present and former officers, directors, shareholders, employees, agents, fiduciaries, attorneys, representatives, successors and assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, promises, compensation, agreements (oral or written), damages and any and all claims (including claims for attorneys' fees and costs) and liabilities whatsoever of every kind and nature which the Sellers, individually or collectively, may have, or now claim to have against, or in the future claim by reason of any matter, cause or thing whatsoever, from the beginning of time through and including the First Closing Date, including any liability or obligation whatsoever relating to or arising out of the Company's repurchase of shares of Common Stock and Stock Options since December 31, 1997 or any of the transactions contemplated by this Agreement; provided that (i) the Sellers do not hereby release or discharge (A) the Company or the Company Subsidiaries with respect to any current compensation or benefits to which the Sellers may be entitled due to their service as officers and employees of the Company and the Company Subsidiaries through the First Closing Date or with respect to any right to indemnification or advancement of expenses to which the Sellers may be entitled under any existing contract or pursuant to the charter or bylaws of the Company or any of the Company Subsidiaries relating to any action or omission, or alleged action or omission, occurring prior to the First Closing Date or (B) General Dynamics from the performance of any of its covenants or agreements contained in this Agreement and (ii) the Trustee does not hereby release or discharge the Company from any existing contractual rights to indemnification from the Company with respect to its duties as trustee of the ESOP.

                         (b) Effective as of the First Closing Date, General Dynamics and the Company, and each of them, on behalf of themselves, each of the Company Subsidiaries and all Persons acting by, through, under or in concert with them, or any of them, do hereby fully and without limitation release, acquit and forever discharge the Sellers, and each of them, and each of their present and former directors, officers, employees, agents, attorneys, heirs, representatives, successors and assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, promises, compensation, agreements (oral or written), damages and any and all claims (including claims for attorneys' fees and costs) and liabilities whatsoever of every kind and nature which General Dynamics or the Company, individually or collectively, may have, or now claim to have against, or in the future claim by reason of any matter, cause or thing whatsoever, from the beginning of time through and including the First Closing Date; provided that General Dynamics does not hereby release or discharge any of the Sellers from the performance of any of their covenants or agreements contained in this Agreement.

                         (c) This Agreement and the releases contained herein are not to be construed as an admission on the part of any party of the validity of any contention made or position taken by any of the parties of any unlawful or wrongful conduct, or of any liability, or lack thereof, to any other party, all of which is expressly denied. The parties intend that this Agreement and the releases contained herein will be effective as a full and final accord and satisfaction of each and every released matter. In furtherance of this intention, they acknowledge they are familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

                         "A GENERAL RELEASE DOES NOT EXTEND TO
                         CLAIMS WHICH THE CREDITOR DOES NOT
                         KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT
                         THE TIME OF EXECUTING THE RELEASE
                         WHICH IF KNOWN BY HIM MUST HAVE
                         MATERIALLY AFFECTED HIS SETTLEMENT
                         WITH THE DEBTOR."

                         The releasing parties respectively waive and
                relinquish to the fullest extent possible every right or benefit which they have or may have under Section 1542 and under and similar or analogous law or any other applicable jurisdiction. The parties acknowledge they are aware they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Agreement. The releasing parties intend to, and hereby do, release the other parties as described above from claims which they do not presently know or suspect to exist at this time. Each party acknowledges and agrees that each has read this mutual release carefully, understands all of its terms and agrees to those terms voluntarily.

                10.3 No Right of Offset. The Company and General Dynamics do hereby expressly agree that under no circumstance may either of them withhold or set off against the Sellers any amounts due at the Second Closing or otherwise under this Agreement.

                10.4 Expenses. The Company will pay at the First Closing the legal, investment banking and other fees and expenses incurred by the Company and the Sellers in connection with the transactions contemplated by this Agreement to the extent such fees and expenses are set forth on Schedule
10.4. All other fees or expenses incurred by the Company and the Sellers in connection with the transactions contemplated by this Agreement will be the several responsibilities of the Management Stockholders. In the event the transactions contemplated by this Agreement are not consummated, each of the parties will bear all legal, investment banking and other fees and expenses incurred by it or on its behalf.

                10.5 Remedies. Any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies that such party may have been granted at any time under any other agreement or contract and all of the rights that such party may have under any law. Any such party will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

                10.6 Successors and Assigns. No party hereto may assign or delegate any of such party's rights or obligations under or in connection with this Agreement without the written consent of each of the other parties hereto; provided that General Dynamics may without the written consent of the other parties hereto assign its rights under this Agreement to one or more of its Affiliates. No assignment by General Dynamics pursuant to the proviso of the preceding sentence will release General Dynamics from any of its obligations under this Agreement or waive or release any right or remedy any party may have against General Dynamics hereunder. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto or thereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

                10.7 Amendment. This Agreement may be amended by the execution and delivery of a written instrument by or on behalf of General Dynamics, the Company and the Sellers at any time.

                10.8 Extension and Waiver. At any time prior to the First Closing Date, the parties may extend the time for performance of or waive compliance with any of the covenants or agreements of the other parties to this Agreement and may waive any breach of the representations or warranties of such other parties. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced.

                10.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                10.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

                10.11 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                10.12 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one business day after the date when sent to the recipient by reputable express courier service (charges prepaid) or three business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to General Dynamics, the Company, the ESOP and the Management Stockholders at the addresses indicated below:


        If to General Dynamics:         General Dynamics Corporation
                                        3190 Fairview Park Drive
                                        Falls Church, Virginia  22042-4523
                                        Attention:   David A. Savner, Esq.
                                                     Senior Vice President - Law
                                        Telecopy No:  703/876-3554


        With a copy (which
        will not constitute
        notice) to:                     Jenner & Block
                                        601 13th Street, N.W.
                                        Washington, D.C.  20005
                                        Attention:  Craig A. Roeder, Esq.
                                        Telecopy No:  202/639-6860


        If to the Company or any
        of the Management
        Stockholders:                   NASSCO Holdings Incorporated
                                        Harbor Drive and 28th Street
                                        San Diego, California  92113
                                        Attention:  Richard H. Vortmann
                                        Telecopy No:  619/544-3541

        With a copy (which
        will not constitute
        notice) to:                     Latham & Watkins
                                        701 "B" Street
                                        Suite 2100
                                        San Diego, California  92101
                                        Attention:  Thomas A. Edwards, Esq.
                                        Telecopy No:  619/696-7419


        If to the ESOP:                 Wells Fargo Bank, N.A.
                                        707 Wilshire Boulevard
                                        MAC 2818-101
                                        Los Angeles, California  90017
                                        Attention:  Elyse Weise
                                        Telecopy No:  213/614-2295


        With a copy (which
        will not constitute
        notice) to:                     Ludwig, Goldberg & Krenzel
                                        50 California Street
                                        36th Floor
                                        San Francisco, California  94111
                                        Attention:  Laurence A. Goldberg, Esq.
                                        Telecopy No:  415/433-6496


or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

                10.13 No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

                10.14 Entire Agreement. This Agreement (including the Confidentiality Agreement and the other documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

                10.15 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

                10.16 Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                10.17 Attorneys' Fees. In any suit, action or proceeding brought to seek enforcement of this Agreement or to establish the disputed rights of any party to this Agreement, in addition to such relief or award as may be ordered by the court, the prevailing party or parties will be entitled to recover the reasonable attorneys' fees incurred in connection therewith from and after the date such suit or action was filed or was otherwise commenced, as the court will order upon petition of the parties to the proceeding. In the event that any party or parties prevails as to some but not all claims or defenses asserted, the award of reasonable attorneys' fees will be determined by the court according to equitable principles as may be applied by the court upon petition of the parties to the proceeding.

                10.18 GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.




                                   * * * * *

                IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first written above.


                                   GENERAL DYNAMICS CORPORATION


                                   By     /s/ NICHOLAS D. CHABRAJA
                                      -----------------------------------------
                                          Nicholas D. Chabraja
                                          Chairman and Chief Executive Officer


                                   NASSCO HOLDINGS INCORPORATED


                                   By     /s/ RICHARD H. VORTMANN
                                      -----------------------------------------
                                          Richard H. Vortmann
                                          Chairman and Chief Executive Officer


                                   WELLS FARGO BANK, N.A., as Trustee of
                                   the NASSCO Holdings Incorporated Employee
                                   Stock Ownership Plan


                                   By   /s/
                                      -----------------------------------------




                                   /s/ RICHARD H. VORTMANN
                                   --------------------------------------------
                                   Richard H. Vortmann


                                   /s/ DONALD A. SPANNINGA
                                   -------------------------------------------
                                   Donald A. Spanninga

                               /s/ FRED N. HALLETT
                               -------------------------------------------------
                               Fred N. Hallett, as Trustee under the Trust
                               Agreement dated as of June 15, 1979



                               /s/ ALICIA H. HALLETT
                               ------------------------------------------------
                               Alicia H. Hallett, as Trustee under the Trust Agreement dated as of June 15, 1979



                               /s/ ALFRED N. LUTTER
                               -------------------------------------------------
                               Alfred N. Lutter, Jr., as Trustee under the Trust Agreement dated as of January 19, 1988



                               /s/ RUTH H. LUTTER
                               -------------------------------------------------
                               Ruth H. Lutter, as Trustee under the Trust
                               Agreement dated as of January 19, 1988